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                                                        OMB Number: 3235-0145
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          (Amendment No. ___________) *


                             eDIETS.COM INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    280597105
                         -------------------------------
                                 (CUSIP Number)


                                February 24, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    |_|    Rule 13d-1 (b)

    |X|    Rule 13d-1(c)

    |_|    Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).




Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)                 Page 1 of 8 pages

CUSIP No.     280597105
--------------------------------------------------------------------------------
       1. Names of Reporting Persons.                   John H. Lewis
          I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) |_|
          (b) |X|
--------------------------------------------------------------------------------
       3. SEC Use Only
--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------
Number of        5. Sole Voting Power         170,000
Shares Bene-     ---------------------------------------------------------------
ficially owned   6. Shared Voting Power
by Each          ---------------------------------------------------------------
Reporting        7. Sole Dispositive Power    170,000
Person With:     ---------------------------------------------------------------
                 8. Shared Dispositive Power
--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person   170,000

      10. Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)   |_|

      11. Percent of Class Represented by Amount in Row (9)        0.8%
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)  IN
--------------------------------------------------------------------------------




                                Page 2 of 8 pages

CUSIP No.     280597105
--------------------------------------------------------------------------------
       1. Names of Reporting Persons.      Osmium Partners, LLC
          I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) |_|
          (b) |X|
--------------------------------------------------------------------------------
       3. SEC Use Only
--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------
Number of        5. Sole Voting Power         1,060,817
Shares Bene-     ---------------------------------------------------------------
ficially owned   6. Shared Voting Power               0
by Each          ---------------------------------------------------------------
Reporting        7. Sole Dispositive Power    1,060,817
Person With:     ---------------------------------------------------------------
                 8. Shared Dispositive Power          0
--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,060,817

      10. Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)   |_|

      11. Percent of Class Represented by Amount in Row (9)        5.05%
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)    OO
--------------------------------------------------------------------------------




                                Page 3 of 8 pages

CUSIP No.     280597105
--------------------------------------------------------------------------------

       1. Names of Reporting Persons.      Osmium Capital, LP
          I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) |_|
          (b) |X|
--------------------------------------------------------------------------------
       3. SEC Use Only
--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization    Delaware
--------------------------------------------------------------------------------
Number of        5. Sole Voting Power          606,280
Shares Bene-     ---------------------------------------------------------------
ficially owned   6. Shared Voting Power              0
by Each          ---------------------------------------------------------------
Reporting        7. Sole Dispositive Power     606,280
Person With:     ---------------------------------------------------------------
                 8. Shared Dispositive Power         0
--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person   606,280

      10. Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)   |_|

      11. Percent of Class Represented by Amount in Row (9)        2.88%
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)    PN
--------------------------------------------------------------------------------




                                Page 4 of 8 pages

CUSIP No.     280597105
--------------------------------------------------------------------------------

       1. Names of Reporting Persons.      Osmium Capital II, LP
          I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) |_|
          (b) |X|
--------------------------------------------------------------------------------
       3. SEC Use Only
--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization    Delaware
--------------------------------------------------------------------------------
Number of        5. Sole Voting Power          259,037
Shares Bene-     ---------------------------------------------------------------
ficially owned   6. Shared Voting Power              0
by Each          ---------------------------------------------------------------
Reporting        7. Sole Dispositive Power     259,037
Person With:     ---------------------------------------------------------------
                 8. Shared Dispositive Power         0
--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person   259,037

      10. Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)   |_|

      11. Percent of Class Represented by Amount in Row (9)        1.23%
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)    PN
--------------------------------------------------------------------------------




                                Page 5 of 8 pages

Item 1.

(a)  The name of the issuer is eDiets.com, Incorporated (the "Issuer").

(b)  The  principal  executive  office of the Issuer is located at 3801
     W. Hillsboro Blvd., Deerfield Beach, Florida 33442.

Item 2.

(a) The name of the person filing this statement (the "Statement") is John H. Lewis. Mr. Lewis is the controlling member of Osmium Partners, LLC, a Delaware limited liability company ("Osmium Partners") which serves as the general partner of Osmium Capital, LP, a Delaware limited partnership (the "Fund") and Osmium Capital, LP II ("Fund II") (collectively, the "Filers").

(b) The Principal Business Office of the Filers is 388 Market Street, Suite 920, San Francisco, California 94111.

(c)  For citizenship information see item 4 of the cover sheet of each Filer.

(d)  This Statement relates to the Common Stock of the Issuer.

(e)  The CUSIP Number of the common stock of the Issuer is 280597105.

Item 3. If this statement is filed pursuant to ss. 240.13d-1(b), or 240.13d-2(b or (c), check whether the person filing is a:

(a)  |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).

(b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).


(c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  |_| An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

(f)  |_| An  employee   benefit  plan  or   endowment   fund  in   accordance
         with ss. 240.13d-1(b)(1)(ii)(F);

(g)  |_| A  parent   holding   company  or  control   person  in   accordance
         with ss. 240.13d-1(b)(1)(ii)(G);

(h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J);

Item 4. Ownership.

See Items 5-9 and 11 on the cover page for each filer.

                                ----------------

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss. 240.13d-3(d)(1).


                                Page 6 of 8 pages

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item7.  Identification  and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company.

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

John H. Lewis is a manager and member of Osmium Partners. Osmium Partners is the general partner and control person of the Fund and Fund II and manages other accounts on a discretionary basis. The Fund and Fund II are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments. John H. Lewis, the Fund, Fund II and individual account holders directly own the common shares reported in this Statement.

Item 8. Identification and Classification of Members of the Group

If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9. Notice of Dissolution of Group

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in
their individual capacity. See Item 5.                      |_| EXHIBIT ATTACHED

Item 10. Certification

(a) The following certification shall be included if the statement filed pursuant to ss. 240.13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     The following certification shall be included if the statement filed pursuant to ss. 240.13d-1(c):

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 7 of 8 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    March 18, 2005



    OSMIUM CAPITAL, LP

    By:  Osmium Partners, LLC,
         General Partner

    By: /s/ John H. Lewis
       -----------------------
    John H. Lewis,
    Managing Member


    OSMIUM CAPITAL II, LP

    By:  Osmium Partners, LLC,
         General Partner

    By: /s/ John H. Lewis
       -----------------------
    John H. Lewis,
    Managing Member


    OSMIUM PARTNERS, LLC

    By: /s/ John H. Lewis
       -----------------------
    John H. Lewis,
    Managing Member


    /s/ John H. Lewis
    ------------------------
    John H. Lewis


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties for whom copies are to be sent.


     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)



                                Page 8 of 8 pages